EXHIBIT 10.1
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
     This Second Amendment to Employment Agreement (this “Amendment”), dated as of February 16, 2007, is made and entered into by and between Input/Output, Inc., a Delaware corporation (hereinafter referred to as “Employer”), and Robert P. Peebler, an individual currently residing in Harris County, Texas (hereinafter referred to as “Employee”).
W I T N E S S E T H:
     WHEREAS, Employer and Employee entered into an Employment Agreement effective on March 31, 2003, and amended by that certain First Amendment to Employment Agreement dated September 6, 2006 (the “Agreement”);
     WHEREAS, the Agreement provided for Employee to receive certain shares of restricted common stock of Employer and for such shares to vest in equal annual amounts over a stated period on the anniversary of the grant date; and
     WHEREAS, the parties desire to amend the Agreement to reflect that the above shares of restricted common stock will vest three years after the date of grant of such award.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:
     1. Section 2(c)(ii) of the Agreement is hereby amended to read in its entirety as follows:
     (ii) In 2007, in addition to the award of shares described in Section 2(c)(i) above, Employee shall be entitled to receive a grant of the number of shares of restricted common stock of Employer determined by dividing (a) the annual Base Salary of Employee as in effect on the date of grant by (b) the Final 10-Day Average Price in 2006. This restricted stock award will provide for vesting of all of the             shares of restricted stock on the date that is the third anniversary date of the date of grant of such award. The date of grant of this award will be the same grant date as provided for the restricted stock award to Employee pursuant to Section 2(c)(i) above. The remaining terms and conditions of this restricted stock award will be governed by the applicable restricted stock agreement and the terms and conditions of the Plan.
     2. The Agreement, as amended hereby, is in all respects ratified, approved and confirmed.
     3. This Amendment may be executed in any number of counterparts, all of which together make and shall constitute one and the same instrument and either party may execute this Amendment by signing any such counterpart.

     4. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Texas, including all matters of construction, validity and performance.
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment as of the date set forth above.

EMPLOYER: INPUT/OUTPUT, INC.
By:	/s/ David L. Roland
Title: /s/ Senior Vice President and General Counsel

EMPLOYEE:
/s/ Robert P. Peebler
Robert P. Peebler

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